Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Seadrill Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate (3)	Amount of Registration Fee

Equity	Common Shares, par value $0.01 per share	Other	2,910,053 shares	$45.25	$131,679,898.25	0.00014760	$19,435.95

Total Offering Amounts					$131,679,898.25		$19,435.95

Total Fee Offsets							—

Net Fee Due							$19,435.95

(1)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee, based on the average of the high and low sales prices of the common shares, par value $0.01 per share (“Common Shares”), of Seadrill Limited as reported on the New York Stock Exchange on January 22, 2024.

(2)

Represents Common Shares issuable in respect of awards granted under the Amended and Restated Seadrill Limited 2022 Management Incentive Plan (as amended from time to time, the “Plan”), which include Common Shares that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover such indeterminate number of additional Common Shares as may become issuable under the Plan as a result of share splits, share dividends or similar transactions pursuant to the adjustment or antidilution provisions thereof.

(3)

The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.